Exhibit 10.4

EMPLOYMENT AGREEMENT – Karen Shoemaker

12/10/04

This EMPLOYEE AGREEMENT (hereinafter, this “Agreement”), made and entered into this 10th day of December, 2004, by and between Utilicraft Aerospace Industries, Inc., a corporation duly organized and existing under the laws of the state of Nevada (hereinafter, the “Corporation”), and Karen Shoemaker (hereinafter, “Shoemaker”).

W I T N E S S E T H:

1.               The Corporation hereby employs Shoemaker, and Shoemaker agrees to work for the Corporation as Vice President, Principal Accounting Officer of the Corporation, reporting to the President and Chief Executive Officer.

2.               This Agreement shall expire on January 10, 2007, unless sooner terminated as hereinafter provided. In addition to the arrangements for termination hereinafter provided, it is agreed between the parties that until the major start-up financing (approximately 20,000,000) of the Corporation is achieved, this Agreement may be summarily terminated, that is, without notice, in the sole discretion of the President and Chief Executive Officer of the Corporation. Shoemaker agrees to devote her full time efforts to her duties as Vice President, Principal Accounting Officer for the profit, benefit and advantage of the business of the Corporation.

4.               (a) As compensation for services rendered under this Agreement, the Employee shall initially receive a base salary of One Hundred Thousand Dollars ($125,000) per annum, and effective upon the Company’s registration statement filed in connection with the Company’s becoming effective, and the Company becoming a reporting company under the Exchange Act of 1934, as amended, the Employee’s salary shall be increased to One Twenty Five Thousand Dollars ($150,000) per annum.

(b)         The Company and Employee acknowledge that due to the fact that the Company has been and will continue to be a development stage company, it has not had, and in the foreseeable future may not have, sufficient funds to pay Employee her entire base salary each year. The Company and Employee agree that to the extent that the Company has not, or in the future does not, pay Employee her entire base salary for a given year, such underpayment shall be deemed deferred compensation and shall be reflected in the Company’s books as such. The Company agrees to pay to Employee her deferred compensation at such time as the Company has the excess available funds to do so.

5.               The Corporation agrees that it will pay Shoemaker, as a bonus, an additional sum amounting to one quarter of one percent (.0625%) of the basic delivered invoice price (not including optional equipment) of an FF-1080 aircraft delivered to commercial concerns, worldwide, (including commercial air carriers when owned and/or operated by a foreign government) as, and only as, responsibility for such sales may be assigned to Shoemaker by the President and Chef Executive Officer. Payments of the additional sum payable to Shoemaker under this paragraph shall be made on the first (1st) working day of the month following the month in which aircraft deliveries are made and final payment on such deliveries has been received by the Corporation regardless of whether or not this Agreement is then in effect.

6.               The Corporation and Shoemaker agree that the geographical location at which Shoemaker will devote the major portion of her time and efforts to her duties as Vice President, Principal Accounting Officer is at the office facility of the Corporation, in Lawrenceville, GA.

7.               The Corporation agrees to pay all reasonable expenses incurred by Shoemaker in furtherance of the business of the Corporation, including travel and entertainment expenses. The Corporation agrees to reimburse Shoemaker for any such expenses paid out by him in the first instance, upon submission by him of a statement itemizing such expenses.

8.               If Shoemaker shall, during the term of her employment under this Agreement, be absent from work because of illness or other cause for a period, or aggregate of periods, in excess of six (6) months in any one (1) year of the term of employment, the Corporation shall have the right to terminate this Agreement on one hundred eighty (180) days notice to Shoemaker. In that event, the Corporation shall pay Shoemaker her compensation to the date of termination.

9.               Shoemaker agrees that the Corporation may, from time to time, apply for take out in its own name and at its own expense, life, health, accident, or other insurance upon Shoemaker that the Corporation may deem necessary or advisable to protect its interests hereunder; the total amount of such life insurance shall not exceed One Million Dollars ($1,000,000.00) without the written consent of Shoemaker. Shoemaker agrees to submit to any medical or other examination necessary for such purpose and to assist and cooperate with the Corporation in procuring such insurance; and Shoemaker agrees that other than her rights as a shareholder she shall have no right, title, or interest in or to such insurance.

10.         In the event of the death of Shoemaker during the term of this Agreement and after the major start-up financing is in place, the Corporation agrees to pay Shoemaker’s legal representatives the sum of Five Thousand Dollars ($5,000.00).

11.         Shoemaker agrees that during the term of this Agreement she will not engage in any other commercial activity, whether or not competitive with the business of the Corporation, nor be affiliated in any other way as officer, director, or significant stockholder of another corporation without the written consent of the President and Chief Executive Officer of the Corporation.

12.         Shoemaker agrees that she shall exercise reasonable care to prevent disclosure of the Corporation’s proprietary information others and shall not, himself at any time during the period of this Agreement and after its termination for any reason, disclose the Corporation’s proprietary information to others and will not use such information for any purpose except as contemplated by this Agreement. The term “proprietary information” as used herein includes, in addition to information so designated and labeled by the Corporation, all business, financial, technical and design information related to the Corporation’s developmental and production programs whether or not designated and labeled as proprietary information.

13.         Shoemaker agrees that, for a period of three (3) years after leaving the employ of the Corporation for any reason, she will not engage in any way, directly or indirectly, in any business competitive with the business of the Corporation.

14.         (a) After the major start-up financing (approximately $20,000,000) of the Corporation achieved, either party shall have the right to terminate this Agreement upon one hundred eighty (180) days notice to the other. If Shoemaker terminates this Agreement, the Corporation shall pay Shoemaker until the date of termination. Except for any reason that would be considered for cause, if the Corporation terminates the Agreement, it shall forthwith pay additional compensation to Shoemaker in the form of a lump sum payment of two (2) times the average amount of the annual basic salary then payable under paragraphs 4 (a) above.

(b)         For purposes of paragraph (a) above, a reason that could be considered for cause, within the sole discretion of the President and Chief Executive Officer, would be the failure of the Corporation to have sold at least twenty-five (25) FF-1080 aircraft or derivative aircraft during the first full calendar year (January 1 though December 31) after the major start-up financing (approximately $20,000,000) of the Corporation is achieved, and to sell at least twenty-five (25) FF-1080 or derivative aircraft each calendar year thereafter.

15.         (a)          For protection of Shoemaker against possible termination after a change of control (defined below) of the Corporation and to induce Shoemaker to continue to serve in her capacity as Vice President, Principal Accounting Officer or in such other capacity to which she may be elected or appointed, the Corporation will provide severance benefits in the event Shoemaker’s employment is terminated after a change of control.

(b)         “Change of Control” shall have occurred if, at any time after the Corporation has acquired its major start-up financing, (a) any person (as used in Sections 13(d) and 14(d) of the Securities Exchange Act (“SEA”) of 1934) becomes the beneficial owner (as defined in Rule 13(d)-3 of the SEA) of a total to twenty percent (20%) or more of the outstanding shares of the Corporation’s common stock, or (b) the Board of Directors of the Corporation is composed of a majority of directors who were not directors of the Corporation on the date of this Agreement, or (c) the change is of the type that is required to be reported under Item 5(f) of Schedule 14 Regulation 14A promulgated under the SEA.

(c)          If a change of control has occurred, Shoemaker shall be entitled to severance benefits if her employment is terminated by him due to:

(i)  the assignment to him of any duties not consistent with her present position, or a change in titles or offices, or any failure to re-elect him to any positions held on the date of the change of control;

(ii) a reduction in salary or discontinuance of any bonus plans in effect on the date of the change of control; or

(iii) a change in geographical location of where her position is based in excess of twenty (20) miles or required travel in excess of her usual business travel schedule.

(d)         Shoemaker shall be entitled to severance benefits if her employment is terminated by the Corporation after a change of control. Such termination must not be due to any reason that would be considered for cause.

(e)          Severance benefits after a change of control has occurred shall be:

(i)             a lump sum payment of ten (10) times the amount of the annual basic salary then payable under paragraphs 4 (a) above;

(ii)          allowance of surrender of all outstanding stock options, with the price to be determined by taking the difference between the option price and the price of the stock on the date of the change of control or the date of termination, whichever is higher; and

(iii)       all employee benefits in effect and applicable to Shoemaker on the date of the change of control will be retained and paid by the Corporation for Shoemaker for a period of two (2) years. These benefits shall include all health, accident, and disability plans as well as any life insurance plans provided by or through the corporation.

(f)            Shoemaker shall not be required to mitigate the amount of any payment provided under these severance benefits by seeking other employment and none of these payments may be reduced by any future salary she may earn.

(g)         In the event of a change of control, the Corporation is aware that the Board of Directors or a shareholder or shareholders of the Corporation may cause the Corporation to refine to comply with its obligations under this paragraph, or may cause the Corporation to institute litigation seeking to have this paragraph declared enforceable, or may take other action to deny Shoemaker the benefits intended to be provided under this paragraph. It is the intent of the Corporation that Shoemaker not be required to incur expenses in enforcing her rights under this paragraph by litigation or other legal action because the costs and expenses thereof would substantially detract from the benefits intended to be extended to Shoemaker under this paragraph.

(h)         If, following a change of control, Shoemaker determines that the Corporation has failed to comply with any of its obligations under this paragraph or in the event the Corporation or any other person takes action to declare this paragraph void or enforceable, or institutes any litigation or other legal action designed to deny Shoemaker the benefits intended to be extended under this paragraph, the Corporation authorizes Shoemaker to retain counsel of her choice at the Corporation’s expense to represent Shoemaker in connection with the initiation or defense by Shoemaker of any litigation or legal action, whether by or against the Corporation, any director, officer, shareholder, or any other person affiliated with the Corporation, in any jurisdiction.

(i)             Despite any previously existing attorney-client relationship between the Corporation and counsel retained by Shoemaker, the Corporation hereby provides that Shoemaker may enter into an attorney-client relationship with such counsel. The Corporation and Shoemaker agree that a confidential relationship will exist between Shoemaker and such counsel.

(j)             The Corporation hereby authorizes that the reasonable fees and expenses of counsel retained by Shoemaker shall be paid or reimbursed to Shoemaker by the Corporation on a regular, periodic basis upon Shoemaker’s presentation of a statement or statements, prepared by counsel in accordance with its customary practices, up to a maximum aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00).

16.         The Corporation shall have the right, with the consent of Shoemaker, to assign this Agreement to its successors or assigns and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against its said successors or assigns. The terms “successor” and “assign” shall include any corporation which buys all or substantially all of the Corporation’s assets, or all of its stock, or with which, it merges or consolidates.

17.         The Corporation shall indemnify Shoemaker and hold him harmless against any claims or legal action of any type brought against Shoemaker with respect to her activities as Vice President, Principal Accounting Officer of the Corporation and in such other capacity to which she may be appointed or elected and with respect to her services as a member of a committee and other duties related to her position, whether such claims or actions be rightfully or wrongfully brought or filed, and against all costs incurred by Shoemaker therein. In the event an action should be filed with respect to the subject of this indemnity and hold harmless agreement, the Corporation agrees that Shoemaker may employ an attorney of Shoemaker’s own selection to appear and defend the action, on behalf of Shoemaker, at the expense of the Corporation. Shoemaker, at her option, shall have the sole authority for the direction of the defense, and shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions against Shoemaker.

18.         Any dispute concerning any questions of law or fact arising out of the circumstances of employment under this Agreement shall be determined by arbitration. The controversy shall be submitted to the American Arbitration Association for final determination.

19.         Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed as a waiver of any subsequent breach thereof.

20.         If any provision of this Agreement is declared invalid by any Tribunal, then such provision shall be deemed automatically adjusted to conform to the requirements for validity as declared at such time and, as so adjusted, shall be deemed a provision of this Agreement as though originally included herein. In the event that the provision invalidated is of such a nature that it cannot be so adjusted, the provisions shall be deemed deleted from this Agreement as though the provision had never been included herein. In either case, the remaining provisions of this Agreement shall remain in effect.

21.         This Agreement may be extended or modified by mutual agreement in writing in the form of a numbered amendment hereto.

22.         This Agreement shall be construed in accordance with the laws of the State of Nevada.

23.         This Agreement consists of six (6) pages.

IN WITNESS WHEREOF, the Corporation has hereunto signed its name by its President and Chief Executive Officer, and the other party hereto has signed her name, all as of the day and year first above written.

UTILICRAFT AEROSPACE INDUSTRIES, INC.

/s/ John J. Dupont
John J. Dupont
President and Chief Executive Officer

Karen Shoemaker